PROSPECTUS SUPPLEMENT NO. 15	Filed Pursuant to Rule 424(b)(3)
To Prospectus dated May 14, 2007	Registration No. 333-129842

Computer Software Innovations, Inc.

14,435,472 SHARES OF COMMON STOCK

This Prospectus Supplement supplements the Prospectus dated May 14, 2007, as amended and supplemented, relating to the offer and sale by the selling stockholder identified in the Prospectus of up to 14,435,472 shares of common stock of Computer Software Innovations, Inc. (the “Company”).

This Prospectus Supplement includes the Company’s Form 8-K filed with the Securities and Exchange Commission on January 9, 2008.

The information contained in the report included in this Prospectus Supplement is dated as of the period of such report. This Prospectus Supplement should be read in conjunction with the Prospectus dated May 14, 2007, as supplemented on May 25, 2007, June 1, 2007, June 27, 2007, August 14, 2007, September 14, 2007, October 3, 2007, October 5, 2007, October 11, 2007, October 24, 2007, November 13, 2007, November 20, 2007, December 3, 2007 and December 5, 2007, which supplements are to be delivered with this Prospectus Supplement. This Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement updates and supersedes the information contained in the Prospectus dated May 14, 2007, including any supplements or amendments thereto.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 15 is January 9, 2008.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) January 2, 2008

COMPUTER SOFTWARE INNOVATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-51758	98-0216911
(Commission File Number)	(IRS Employer Identification No.)

900 East Main Street, Suite T, Easley, South Carolina	29640
(Address of principal executive offices)	(Zip Code)

(864) 855-3900

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On January 2, 2008, Computer Software Innovations, Inc. (“CSI”) and Logical Choice Technologies, Inc. (Logical Choice”) entered into a Reseller Agreement dated to be effective October 18, 2007. The Reseller Agreement evidences an affiliate arrangement between CSI and Logical Choice, whereby CSI has been granted the right to sell Promethean and AudioGear products in 33 counties in central and southwestern Alabama. The term of the arrangement is one year, subject to renewal and termination for convenience upon 30-days advance written notice. The agreement also requires CSI to promote and sell only AudioGear-branded audio solutions from Logical Choice in Alabama.

Certain additional information on the Reseller Agreement is contained in a press release of CSI dated January 9, 2007, which is filed herewith as Exhibit 99.1 and incorporated into this item.

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits.

The following exhibits are filed as part of this report:

Exhibit Number	Description

99.1	Press Release of CSI dated January 9, 2008.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPUTER SOFTWARE INNOVATIONS, INC.

By:	/s/ David B. Dechant
David B. Dechant Chief Financial Officer

Dated: January 9, 2008

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release of CSI dated January 9, 2008.

Exhibit 99.1

COMPUTER SOFTWARE INNOVATIONS, INC. OFFERS INTERACTIVE CLASSROOM SOLUTIONS TO ALABAMA SCHOOLS; CSI ENTERS INTO AFFILIATE ARRANGEMENT WITH LOGICAL CHOICE TECHNOLOGIES

January 9, 2008 – Easley, South Carolina Computer Software Innovations, Inc. (“CSI”) (OTCBB: CSWI.OB), a leading provider of software and technology solutions primarily for the public sector, will be expanding its Interactive Classroom Technology Solutions into Alabama through an affiliate arrangement with Logical Choice Technologies (LCT), entered into on January 2, 2008. The affiliate arrangement with LCT allows CSI to sell Promethean and AudioGear products in thirty-three counties in Alabama, encompassing the central and southwestern portions of the state. This region of Alabama includes more than 600 schools and more than 20,000 classrooms. Currently, CSI is the exclusive reseller of Promethean’s products for the South and North Carolina markets.

“We are excited about this opportunity to bring our interactive classroom expertise to Alabama,” said Nancy Hedrick, CEO and President of CSI. “We have a very strong partnership with Promethean in both North Carolina and South Carolina and look forward to offering these technology solutions in additional states. LCT has also been a strong Promethean partner and we feel our affiliate arrangement will work well in Alabama.”

Interactive classroom implementations have been a significant part of CSI’s growth in 2007 as schools in North Carolina and South Carolina have increasingly adopted this instructional technology. In addition to selling the Promethean solutions, which include Activboards, Activotes and Activslates, and the AudioGear audio enhancement products, CSI will be providing installation services, staff development and ongoing support for interactive classroom installations in Alabama. CSI’s recent acquisition of McAleer Computer Associates located in Mobile, Alabama provides relationships with more than 90% of the finance officers within Alabama school districts. CSI will now be able to offer this technology to many of those districts.

“The true impact of this instructional technology has yet to be fully realized. The transformation of the classroom has set the stage for the development of engaged life-long learners,” states Keone Trask, Chief Technology Officer of CSI.

About Computer Software Innovations, Inc.

Computer Software Innovations, Inc. is a full service company providing software and technology solutions primarily to public sector organizations. The software solutions include financial management, billing and revenue management, school activity accounting, lesson planning and automated workflow. The technology solutions include IP telephony, IP video surveillance, visual communications, interactive classrooms, network security and traffic monitoring, infrastructure design, wireless solutions, network management, engineering services and hardware solutions. CSI’s client base includes school districts, higher education, municipalities, county governments, and other non-profit organizations. Currently, more than 600 public sector organizations utilize CSI’s software systems and network integration services. Additional information on CSI can be obtained through its website at www.csioutfitters.com.

About Logical Choice Technologies, Inc.

Logical Choice Technologies was founded in 1994 with a vision to utilize technology to enhance education… and continues to do so to this day. The 130 + employees strive to… make a difference not only in Education, but in Government as well. ClassroomTechnology Integration is the company’s main area of expertise as it strictly serves the education and government marketplace. The company is best known today for working with public/private school systems to design and implement 21st Century Model Classroom solutions. Additional information on LCT can be obtained through its website at www.logicalchoice.com.

About Promethean

Promethean is a global leader in interactive learning technology that empowers teachers to engage, educate, assess and motivate learners. Developed by and for educators, its award-winning products help teachers to prepare digital lessons quickly and with greater ease. The technology enables them to create, customize and integrate text, web, video and audio content, so they can more easily capture students’ attention and accommodate different learning styles.

Promethean Activclassroom solutions are helping educators teach and students learn worldwide with Activboard, the world’s most durable interactive whiteboard technology; Activstudio, a software platform for secondary teaching; and Activprimary, the only product designed specifically for use in primary schools and kindergarten. It also offers wireless hand-held Activotes that permit instantaneous assessment of pupils’ comprehension of lessons. Beyond the classroom, Promethean offers training and support to ensure maximum results and return on investment.

Promethean is headquartered in the United Kingdom. Its products are distributed through a network of partners and inspire millions of learners in more than 70 countries.

For more information, please visit www.prometheanworld.com

Forward-Looking and Cautionary Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Among other things, these statements relate to our financial condition, results of operations and future business plans, operations, opportunities and prospects. In addition, we and our representatives may from time to time make written or oral forward-looking statements, including statements contained in other filings with the Securities and Exchange Commission and in our reports to stockholders. These forward-looking statements are generally identified by the words or phrases “may,” “could,” “should,” “expect,” “anticipate,” “plan,” “believe,” “seek,” “estimate,” “predict,” “project” or words of similar import. These forward-looking statements are based upon our current knowledge and assumptions about future events and involve risks and uncertainties that could cause our actual results, performance or achievements to be materially different from any anticipated results, prospects, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements are not guarantees of future performance. Many factors are beyond our ability to control or predict. You are accordingly cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date that we make them. We do not undertake to update any forward-looking statement that may be made from time to time by or on our behalf.

In our most recent Form 10-KSB, we have included risk factors and uncertainties that might cause differences between anticipated and actual future results. We have attempted to identify, in context, some of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area. The operations and results of our software and systems integration businesses also may be subject to the effects of other risks and uncertainties, including, but not limited to:

•	a reduction in anticipated sales;
•	an inability to perform customer contracts at anticipated cost levels;
•	Our ability to otherwise meet the operating goals established by our business plan;
•	market acceptance of our new software, technology and services offerings;
•	an economic downturn; and
•	changes in the competitive marketplace and/or customer requirements.

For More Information Contact:

Computer Software Innovations, Inc. (CSI)

900 East Main Street, Suite T

Easley, South Carolina 29640

David Dechant at 864.855.3900

ddechant@csioutfitters.com

www.csioutfitters.com

Or

Investor Contact:

Alliance Advisors, LLC

Mark McPartland, 910-221-1827

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